Exhibit 99.2

Special Incentive Program (Mid-Term Compensation Opportunity)

•
The Special Incentive Program (“SIP”) is a mid-term compensation opportunity for the senior officers of the Company (the CEO and his officer direct reports) that is based on the achievement of certain critical objectives within specified time parameters. (Any bonus paid under the SIP would be excluded from any severance benefits available to the executive in case of termination, except in the case of termination following a “change in control” of the Company, and also would be excluded from the final average earnings formulas of Salary Continuation Agreements and all other applicable retirement or pension plans.)

•	This SIP is in effect for the 2005-2006 time period. There is one performance criterion:

1.
By December 31, 2006 (i.e., the end of fiscal 2006), have paid down debt and/or accumulated cash on the balance sheet totaling an aggregate of at least $50 million. (The baseline is the cash reflected on the fiscal 2004 year-end balance sheet.)

•	The performance payout to each senior officer for the achievement of the criterion would be a cash amount equaling 50% of the senior officer’s respective base salary (at the time of achievement).